EXHIBIT 99.1

CMS Bancorp, Inc. Announces Financial Results for the Fiscal Year Ended September 30, 2011

WHITE PLAINS, N.Y., Nov. 18, 2011 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced an 86% increase in net income, to $309,000 or $0.18 per share, for the fiscal year ended September 30, 2011, compared to $166,000, or $0.10 per share, for the fiscal year ended September 30, 2010.

Commenting on these results, President and Chief Executive Officer John Ritacco stated that "we are pleased that we were able to report an increase in net income, in spite of the ever growing and present challenges of the banking environment. We have continued to grow our assets through increases in our local deposits, particularly non-interest bearing commercial demand deposits, higher levels of non-residential loan originations and an increase in our investment securities portfolio. Our loan portfolio mix of business has changed fairly dramatically over the past few years. We have successfully transitioned from a predominately 1-4 family residential real estate portfolio towards an ever increasing component of non-residential and commercial loans, thereby helping us to keep our interest spreads at acceptable levels. Commercial loan originations grew by approximately $30 million, despite the tepid loan demand and prevailing economic conditions of 2011, thus allowing us to add to net interest income, while interest rates continue their steady decline. Without this shift toward non-residential lending, the yield on the loan portfolio almost certainly would have declined by more than the four basis points that it did in the fiscal year ended September 30, 2011."

Commenting on the other financial statement components, Mr. Ritacco reported that "we were able to increase our net interest income by maximizing the yield on interest earning assets, to the extent possible, and minimizing the cost of our interest bearing liabilities through consistent in-depth market analysis and constant oversight of our liquidity and cash flow position. In recent years, our non-interest expenses had risen due to our expansion into the Mount Kisco market, higher professional fees, and FDIC insurance premiums and other expenses. We instituted strict cost control guidelines and as a result, our non-interest expenses actually declined slightly in the fiscal year ended September 30, 2011.

During 2010, we realized $457,000 of security gains which did not recur in 2011. Further, lower residential mortgage demand reduced the level of our loans originated for sale which reduced our ability to generate secondary market fees and service charges. Offsetting these earnings decreases, in the year ended September 30, 2011, the Company realized the benefit of the reversal of previously over-accrued taxes totaling $257,000."

Finally, Mr. Ritacco noted that "the effects of unemployment and lower housing prices have had some effect on our delinquencies and non-performing loan level however we continued to perform better than peer group levels. Our charge–off history remained low and well below peer group averages, as the Bank did not have a loan charge-off in 2011. In addition, the Company's liquidity position continues to be strong with $64.1 million of cash, cash equivalents and securities available for sale as of September 30, 2011."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. Additional factors that could cause actual results to differ from those expressed or implied in the forward looking statements are described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011 and other filings made with the U.S. Securities and Exchange Commission. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	September 30,	September 30,
	2011	2010
ASSETS
Cash and cash equivalents	$4,304	$3,434
Securities	59,762	56,336
Loans, net	178,796	179,066
Other assets	10,914	8,549
Total assets	$253,776	$247,385

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$194,742	$188,306
Borrowed money	34,421	34,578
Other liabilities	2,318	2,745
Total liabilities	231,481	225,629
Stockholders' equity	22,295	21,756
Total liabilities and stockholders' equity	$253,776	$247,385

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, In thousands, except per share data)

	Year Ended
	September 30,
	2011	2010

Interest income	$11,453	$11,426
Interest expense	3,667	3,764
Net interest income	7,786	7,662
Provision for loan losses	86	366
Net interest income after provision for loan losses	7,700	7,296
Non-interest income	430	1,029
Non-interest expense	7,999	8,020
Income before income taxes	131	305
Income tax (benefit) expense	(178)	139
Net income	$309	$166
Net income per common share	$0.18	$0.10
CONTACT: Stephen E. Dowd
         Senior Vice President & Chief Financial Officer
         914-422-2700